EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

BSB Bancorp, Inc.:

We consent to the use in this registration statement on Form S-1 filed by Partners Trust Financial Group, Inc. under the Securities Act of 1933, of our report dated February 12, 2004, with respect to the consolidated statements of condition of BSB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Albany, New York

February 26, 2004